RP® FINANCIAL, LC.

Financial Services Industry Consultants

November 2, 2006

Board of Directors
MainStreet Financial Corporation, MHC
MainStreet Financial Corporation
MainStreet Savings Bank, FSB
626 West State Street
Hastings, Michigan 49058

Members of the Boards of Directors:

          We hereby consent to the use of our firm's name in the Form MHC-2, and any amendments thereto, and in the Registration Statement on Form SB-2, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of MainStreet Financial Corporation.

Sincerely, RP® FINANCIAL, LC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: Fax No.: Toll-Free No.: E-Mail:	(703) 528-1700 (703) 528-1788 (866) 723-0594 mail@rpfinancial.com